Avadel Pharmaceuticals PLC
2017 Omnibus Incentive Compensation Plan
U.S. Restricted Stock Unit Award Grant Notice
Avadel Pharmaceuticals PLC (the "Company"), pursuant to its 2017 Omnibus Incentive Compensation Plan (the "Plan"), hereby awards to Participant the number of restricted stock units ("RSUs") specified and on the terms set forth below (the "Award"). The Award is subject to all of the terms and conditions as set forth in this U.S. Restricted Stock Unit Award Grant Notice (the "Grant Notice") and in the U.S. Restricted Stock Unit Award Agreement (the "Agreement") and the Plan, both of which are attached hereto and incorporated herein in their entirety.

Participant:
RSU #:
Date of Grant:
Number of RSUs Subject to Award:
Consideration:	Participant's Services (Payment in cash of the nominal value of newly issued shares if required by applicable law.)

Vesting Schedule:    The RSUs shall vest and become payable with respect to two-thirds (2/3) of the RSUs subject to this Award (rounded down to the nearest whole RSU) on the second anniversary of the Date of Grant and with respect to the remaining RSUs on the third anniversary of the Date of Grant, provided the Participant does not incur a Termination of Affiliation at any time from the Date of Grant until the applicable vesting date.

Issuance Schedule:
One Ordinary Share, or in the sole determination of the Company an ADS representing one Ordinary Share, will be issuable for each RSU which vests at the time set forth in Sections 6 or 7 of the Agreement.  Unless otherwise required by the context hereof, reference herein to the term "Ordinary Share" shall include or shall mean a reference to an ADS representing one Ordinary Share.

Withholding Right:	☐
You may direct the Company (i) to withhold, from Ordinary Shares otherwise issuable in respect of the Award, a portion of those Ordinary Shares with an aggregate fair market value (measured as of the delivery date) equal to the amount of the applicable withholding taxes, and (ii) to make a cash payment equal to such fair market value directly to the appropriate taxing authorities, as provided in Section 10 of the Agreement.

	☐	None

Additional Terms/Acknowledgements:   The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan. Participant further acknowledges that, as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on that subject, with the exception of any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
Avadel Pharmaceuticals PLC		Participant
By:
	Signature	Signature
Title:		Date:
Date:

Attachments:    U.S. Restricted Stock Unit Award Agreement, 2017 Omnibus Incentive Compensation Plan
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Attachment I
Avadel Pharmaceuticals PLC
2017 Omnibus Incentive Compensation Plan
U.S. Restricted Stock Unit Award Agreement
Pursuant to your U.S. Restricted Stock Unit Award Grant Notice (the "Grant Notice") and this U.S. Restricted Stock Unit Award Agreement (the "Agreement"), and in consideration of your services, Avadel Pharmaceuticals PLC (the "Company") has awarded you a Restricted Stock Unit Award (the "Award") under its 2017 Omnibus Incentive Compensation Plan (the "Plan") for the number of restricted stock units (the "RSUs") indicated in your Grant Notice. The Award is granted to you effective as of the date of grant set forth in the Grant Notice (the "Date of Grant"). Except as otherwise explicitly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the Plan, the terms of the Plan shall control. Capitalized terms not explicitly defined in the Grant Notice or this Agreement but defined in the Plan shall have the same definitions as in the Plan.  Unless otherwise required by the context hereof, reference herein to the term "Ordinary Share" shall include or shall mean a reference to an ADS representing one Ordinary Share.
The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.
1.      Grant of the Award. This Award represents your right to be issued on a future date the number of Ordinary Shares that is equal to the number of RSUs indicated in the Grant Notice, subject to the terms of the Grant Notice, this Agreement and the Plan. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the "Account") the number of RSUs subject to the Award. This Award was granted in consideration of your services to the Company or one of its Affiliates. Except as otherwise provided herein, you will not be required to make any payment to the Company (other than past and future services to the Company or its Affiliates) with respect to your receipt of the Award, the vesting of the RSUs or the delivery of the Ordinary Shares to be issued in respect of the Award; provided, however, that to the extent that any Ordinary Shares issued upon settlement of your Award are newly issued Ordinary Shares, unless the Company, upon the advice of counsel, determines that such payment is not required by applicable law, a payment must be received by the Company of an amount equal to the nominal value of such number of newly issued Ordinary Shares (rounded up to the nearest whole cent) in cash, by check, bank draft or money order payable to the Company.
2.       Vesting.  Subject to Section 12 and the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon your Termination of Affiliation, except as otherwise provided herein. Upon your Termination of Affiliation, the RSUs credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company, except as otherwise provided herein, and you will have no further right, title or interest in such RSUs or the Ordinary Shares to be issued in respect of such portion of the Award.
3.       Number of RSUs and Ordinary Shares.
(a)      The number of RSUs subject to your Award may be adjusted from time to time in connection with certain transactions and events, as provided in the Plan.
(b)       Any additional RSUs that become subject to the Award pursuant to this Section 3 shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other RSUs covered by your Award.

(c)       Notwithstanding the provisions of this Section 3, no fractional Ordinary Shares or rights for fractional Ordinary Shares shall be issued pursuant to this Award. The Board shall, in its discretion, determine an equivalent benefit for any fractional Ordinary Shares or fractional Ordinary Shares that might be issued by the adjustments referred to in this Section 3 or pay the fractional Ordinary Shares in cash at the time the fractional Ordinary Shares otherwise would have been delivered.
4.       Securities Law Compliance.  You may not be issued any Ordinary Shares in respect of your Award unless either (i) the Ordinary Shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such Ordinary Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations. The Company shall not be liable if Ordinary Shares cannot be issued to you as a consequence of the Company's determination that the issuance of Ordinary Shares does not comply with applicable laws and regulations governing the Award.
5.       Transfer Restrictions.  Except as otherwise provided in the Plan, your Award is not transferable, except by will or by the laws of descent and distribution. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the Ordinary Shares subject to the Award until the Ordinary Shares are issued to you in accordance with Section 6 of this Agreement. After the Ordinary Shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such Ordinary Shares provided that any such actions are in compliance with the provisions herein and applicable securities laws. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Ordinary Shares to which you were entitled at the time of your death pursuant to this Agreement.
6.       Date of Issuance.
(a)        Except as otherwise provided in Section 7 of this Agreement, the Company will deliver to you that number of Ordinary Shares equal to the number of vested RSUs subject to your Award, including any additional RSUs received pursuant to Section 3 above that relate to those vested RSUs, on or no later than thirty (30) days after the applicable date(s) the respective RSUs become vested in accordance with the vesting schedule provided in the Grant Notice. Notwithstanding the foregoing, in the event that (i) you are subject to the Company's Policy Regarding Stock Trading by Executive Officers, Directors and Other Designated Employees (or any successor policy) (the "Policy"), the Company's Policy Against Trading on the Basis of Inside Information, or you are otherwise prohibited from selling Ordinary Shares in the open market and any Ordinary Shares covered by your Award are scheduled to be delivered on a day (the "Original Distribution Date") that does not occur during an open "window period" applicable to you or a day on which you are permitted to sell Ordinary Shares pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy, or does not occur on a date when you are otherwise permitted to sell Ordinary Shares in the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding Ordinary Shares from your distribution, then such Ordinary Shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first business day of the next occurring open "window period" applicable to you pursuant to the Policy (regardless of whether you are still providing Continuous Service at such time) or the next business day when you are not prohibited from selling Ordinary Shares in the open market, but in no event later than the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the RSUs become vested. Delivery of the Ordinary Shares pursuant to the provisions of this Section 6(a) and Section 7 is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner. The form of such delivery of the Ordinary Shares (e.g., a share certificate or electronic entry evidencing such Ordinary Shares) shall be determined by the Company.

7.       Change in Control.
(a)        If there occurs a Change in Control prior to the settlement or forfeiture of the RSUs, and no provision is made for the continuance, assumption or substitution by the Company or its successor in connection with the Change in Control of the RSUs, notwithstanding anything to the contrary set forth in the Plan or Section 2 of this Agreement, the outstanding RSUs will vest and become payable upon the Change in Control, and the Company will deliver to you that number of Ordinary Shares equal to the number of vested RSUs, including any additional RSUs received pursuant to Section 3 above that relate to those vested RSUs, on or no later than thirty (30) days after the date of the Change in Control, provided you do not incur a Termination of Affiliation from the Date of Grant until the date of the Change in Control or, if you have incurred a Termination of Affiliation after the Date of Grant and prior to the date of the Change in Control, to the extent the vesting and payment of the RSUs upon the Change in Control does not cause any violation of Section 409A of the Code.
(b)        If there occurs a Change in Control prior to the settlement or forfeiture of the RSUs, and provision is made for the continuance, assumption or substitution by the Company or its successor in connection with the Change in Control of the RSUs, notwithstanding anything to the contrary set forth in the Plan or Section 2 of this Agreement, the outstanding RSUs will vest and become payable upon the later of the Change in Control or your Involuntary Termination without Cause, if your Involuntary Termination Without Cause occurs within the Change in Control Period, and the Company will deliver to you that number of Ordinary Shares equal to the number of vested RSUs, including any additional RSUs received pursuant to Section 3 above that relate to those vested RSUs, on or no later than thirty (30) days after the later of the Change in Control or your Involuntary Termination Without Cause, provided you do not incur a Termination of Affiliation from the Date of Grant until the later of the Change in Control or your Involuntary Termination Without Cause or, if you incurred a Termination of Affiliation after the Date of Grant and prior to the later of the Change in Control or your Involuntary Termination Without Cause, to the extent the vesting and payment of the RSUs does not cause any violation of Section 409A of the Code.
(c)        For purposes of this Agreement, (i) "Change in Control Period" means the period beginning six (6) months prior to, and ending eighteen (18) months following, a Change in Control; (ii) "Involuntary Termination Without Cause" means your Termination of Affiliation by you for Good Reason, or by the Company or an Affiliate for any reason other than Cause (including non-renewal of any employment agreement between you and the Company or an Affiliate), death or Disability, and such Termination of Affiliation occurs within the Change in Control Period. Any determination by the Company (or an Affiliate, if applicable) that your Termination of Affiliation was with or without Cause for the purposes of this Agreement shall have no effect upon any determination of the rights or obligations of the Company or an Affiliate or you for any other purpose; (iii) "Cause" and/or "Disability" has the same meaning as defined in any employment agreement between you and the Company or an Affiliate (including any similar definition such as "incapacity") or, if no such employment agreement or definition exists, the meaning set forth in the Plan; and (iv) "Good Reason" has the same meaning as defined in any employment agreement between you and the Company or any Affiliate or, if no such employment agreement or definition exists, the meaning set forth below:  (A) any action taken by the Company or an Affiliate which results in a material reduction in your authority, duties or responsibilities (except that any change in the foregoing that results solely from (x) the Company ceasing to be a publicly traded entity or from the Company becoming a wholly-owned subsidiary of another publicly traded entity or (y) any change in the geographic scope of your authority, duties or responsibilities will not, in any event and standing alone, constitute a substantial reduction in your authority, duties or responsibilities); (B) the assignment to you of duties that are materially inconsistent with your authority, duties or responsibilities; (C) any material decrease in your base salary or annual bonus opportunity, except to the extent the Company or Affiliate has instituted a salary or bonus reduction generally applicable to all similarly-situated employees of the Company or an Affiliate other than in contemplation of or after a Change in Control; (D) your relocation to any principal place of employment that increases your daily commute by more than fifty (50) miles; or (E) the failure by the Company or an Affiliate to pay to you any portion of your base salary or annual bonus within 10 days after the date the same is due.  Notwithstanding the above, and without limitation, "Good Reason" shall not include any resignation by you where Cause for your Termination of Affiliation by the Company or an Affiliate exists.  You must give the Company or Affiliate that employs you notice of any event or condition that would constitute "Good Reason" within thirty (30) days of the event or condition which would constitute "Good Reason," and upon the receipt of such notice the Company or Affiliate shall have thirty (30) days to remedy such event or condition.  If such event or condition is not remedied within such thirty (30)-day period, any termination of employment by you for "Good Reason" must occur within thirty (30) days after the period for remedying such condition or event has expired.

(d)        Notwithstanding Section 2 of this Agreement, RSUs that are not vested on the date of your Termination of Affiliation shall not be forfeited unless and until such time as the RSUs will not in any event vest and become payable as set forth in this Section 7 of the Agreement.
8.        Cash Dividends.  For so long as the Participant holds outstanding RSUs under this Award, if the Company pays any cash dividends on its Ordinary Shares, then the Company will pay you in cash for each outstanding RSU covered by this Award as of the record date for such dividend, less any required withholding taxes, the per share amount of such dividend that you would have received had you owned the underlying Ordinary Shares as of the record date of the dividend if, and only if, the RSUs become vested and payable and the related Ordinary Shares are issued to you. In that case, the Company shall pay such cash amounts to you, less any required withholding taxes, at the same time the related Ordinary Shares are delivered. The additional payments pursuant to this Section 8 shall be treated as a separate arrangement.
9.       Restrictive Legends.  The Ordinary Shares issued in respect of your Award shall be endorsed with appropriate legends determined by the Company.
10.     Award Not a Service Contract.  Your employment or service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice, subject to the terms of any employment agreement between you and the Company or any Affiliate. Nothing in this Agreement (including, but not limited to, the vesting of your Award or the issuance of the Ordinary Shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; (iv) form part of the terms of your employment or constitute part of any rights and obligations arising from your employment with the Company or any of its Affiliates, which are separate from, and are not affected by, your participation in the Plan and your receipt of this Award; or (v) deprive the Company or its Affiliates, as applicable, of the right to terminate you at will and without regard to any future vesting opportunity that you may have. The grant of the Award to you shall in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. By participating in the Plan, you waive all rights to compensation for any loss in relation to the Plan, including: any loss of office or employment; any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of the your employment); any exercise of a discretion or a decision taken in relation to the Plan, or any failure to exercise a discretion or take a decision; or the operation, suspension, termination or amendment of the Plan.

11.       Data Protection.
By participating in the Plan, you hereby acknowledge and consent to the Company and/or any Affiliate, retaining, sharing and exchanging your personal information held in order to administer and operate the Plan and any Award granted thereunder(including personal details, data relating to participation, salary, taxation and employment and sensitive personal data, e.g., data relating to physical or mental health, criminal conviction or the alleged commission of offences) (the "Information") and providing the Company's and/or the Affiliate's agents and/or third parties with the Information for the administration and operation of the Plan and any Award granted thereunder, and you further accept that this may involve the Information being sent to future purchasers of the Company or an Affiliate or any business in which you work and/or to a country outside the country in which you (including outside the European Economic Area) provide services including to a country which may not have the same level of data protection laws as your home country. You acknowledge that you have the right to request a list of the names and addresses of any potential recipients of the Information and to review and correct the Information by contacting your local human resources representative. You acknowledge that the collection, processing and transfer of the Information is important to Plan administration and that failure to consent to same will prohibit your participation in the Plan and result in forfeiture of this Award.

12.    Tax Withholding Obligations.
(a)        On or before the time you receive a distribution of the Ordinary Shares subject to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Ordinary Shares issuable to you (if permitted in the Grant Notice) and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate which arise in connection with your Award (the "Withholding Taxes"). For the avoidance of doubt, the term "Withholding Taxes" includes not only income tax but, without limitation, universal social charge and all social security contributions, and any tax, charge or contribution of a similar nature in any jurisdiction. Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or any Affiliate; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a "same day sale" commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a "FINRA Dealer") whereby you irrevocably elect to sell a portion of the Ordinary Shares to be delivered in connection with your RSUs to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates; or (iv) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date Ordinary Shares are issued to pursuant to Sections 6 or 7) equal to the amount of such Withholding Taxes; provided, however, that the number of such Ordinary Shares so withheld shall not exceed the amount necessary to satisfy the Company's required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income unless any additional withholdings will not result in adverse financial accounting consequences with respect to the Award.

(b)        Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Ordinary Shares.
(c)        In the event the Company's obligation to withhold arises prior to the delivery to you of Ordinary Shares or it is determined after the delivery of Ordinary Shares to you that the amount of the Company's withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
(d)        If specified in your Grant Notice, you may direct the Company to withhold Ordinary Shares with a Fair Market Value (measured as of the date Ordinary Shares are issued pursuant to Sections 6 or 7) equal to the amount of such Withholding Taxes; provided, however, that the number of such Ordinary Shares so withheld shall not exceed the amount necessary to satisfy the Company's required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income, unless any additional withholdings will not result in adverse financial accounting consequences with respect to the Award.
13.     Parachute Payments.
(a)        If any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control or other similar transaction ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state, foreign and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for you.
(b)        The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such Change in Control or similar transaction, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c)        The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as reasonably requested by the Company or you. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.
14.      Unsecured Obligation.  Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company's obligation, if any, to issue Ordinary Shares pursuant to this Agreement. You shall not have voting or any other rights as a shareholder of the Company with respect to the Ordinary Shares to be issued pursuant to this Agreement until such Ordinary Shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
15.       Other Documents.  You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company's policy permitting officers and directors to sell Ordinary Shares only during certain "window" periods and the Company's insider trading policy, in effect from time to time.
16.        No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Ordinary Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
17.        Governing Law and Venue. The Award and the provisions of this Agreement are governed by, and subject to, the laws of Ireland, without regard to the conflict of law provisions.  For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Dublin, Ireland, and no other courts.
18.       Notices; Electronic Delivery.  Any notices provided for in your Award or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award you consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19.     Miscellaneous.
(a)        The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company's successors and assigns, if any. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.
(b)        You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)        You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.
(d)         This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)         All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
20.      Governing Plan Document.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control. In addition, your Award (and any compensation paid or Ordinary Shares issued under your Award) is subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.
21.       Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
22.       Effect on Other Employee Benefit Plans.  The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee's benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company's or any Affiliate's employee benefit plans.

23.       Amendment.  Notwithstanding anything in the Plan to the contrary, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.       Headings.  The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
25.       No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.
26.       Waiver.  You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
27.       Insider Trading / Market Abuse Laws. You may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Ordinary Shares or rights to Ordinary Shares (e.g., RSUs) under the Plan during such times as you are considered to have "inside information" regarding the Company (as defined by applicable laws). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company's insider trading policy as may be in effect from time to time. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
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By signing the U.S. Restricted Stock Unit Award Grant Notice to which this U.S. Restricted Stock Unit Award Agreement is attached, you shall be deemed to have signed and agreed to the terms and conditions of this U.S. Restricted Stock Unit Award Agreement.
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Attachment II
Avadel Pharmaceuticals PLC
2017 Omnibus Incentive Compensation Plan